AMSCAN HOLDINGS, INC.

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45457


Supplement No. 4 to Prospectus dated May 24, 2000, as supplemented by Supplement No. 1 dated May 24, 2000,
Supplement No. 2 dated August 11, 2000, and
Supplement No. 3 dated November 14, 2000

The date of this Supplement No. 4 is January 29, 2001

     The first three paragraphs under "Plan of Distribution" in the Prospectus dated May 24, 2000 are hereby amended to read in their entirety as follows:

               This Prospectus is to be used by Goldman Sachs, Spear Leeds & Kellogg, L.P. ("Spear Leeds") and other broker-dealer subsidiaries of Spear Leeds (the "Goldman Entities") in connection with offers and sales of the Notes in market-making transactions effected from time to time. The Goldman Entities may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

               Affiliates of Goldman Sachs currently own approximately 72.9% of Amscan Holdings' Common Stock. See "Ownership of Capital Stock." The Goldman Entities have informed Amscan Holdings that they do not intend to confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

               Amscan Holdings has been advised by the Goldman Entities that, subject to applicable laws and regulations, the Goldman Entities currently intend to make a market in the Notes. However, the Goldman Entities are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors - Trading Market for the Notes."